UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2022

Ultragenyx Pharmaceutical Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36276	27-2546083
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Leveroni Court
Novato, California		94949
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 415 483-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RARE	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 18, 2022, William Aliski notified Ultragenyx Pharmaceutical Inc. (the “Company”) that he will not stand for re-election as a member of the Board of Directors (the “Board”) of the Company upon the expiration of his current term at the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”). Mr. Aliski will continue to serve as a director of the Company until the 2022 Annual Meeting. Mr. Aliski’s decision to let his term expire and not to stand for re-election at the 2022 Annual Meeting is for personal reasons and not related to any disagreement with the Company on its operations, policies, or practices.

(e) On April 19, 2022, the Board appointed Amrit Ray, M.D. as a Class III director of the Board effective April 19, 2022 (the “Effective Date”) to serve until the expiration of his term at the 2022 Annual Meeting. Dr. Ray was also appointed to serve as a member of the Board’s Research and Development Committee, effective as of the Effective Date. Concurrent with Dr. Ray’s appointment, the size of the Board was fixed at ten directors, consisting of three Class I directors, three Class II directors and four Class III directors.

Dr. Ray currently serves as Chief Patient Officer at Biohaven Pharmaceuticals (NYSE: BHVN), a biopharmaceutical company, a role he has held since March 2022. Prior to his role at Biohaven, he served as Senior Adviser to Bain Capital Life Sciences, an investment company, from February 2021 to March 2022. Prior to Bain Capital, Dr. Ray served as Global President, Head of R&D and Medical at Pfizer Upjohn, a division of Pfizer, Inc. (NYSE: PFE) from January 2019 to January 2021 and as Global President, Head of R&D of Pfizer Essential Health from 2017 to January 2019. Prior to his roles at Pfizer, he held positions of increasing responsibility at Johnson & Johnson (NYSE: JNJ) including serving as Senior Vice President, External Affairs (Science and Medicine) in 2017, Senior Vice President, Chief Medical Officer of Janssen from 2012 to 2017 and Senior Vice President, Chief Safety Officer from 2009 to 2012. Dr. Ray currently serves as a Visiting Professor of Practice, Faculty of Medical Sciences, at Newcastle University in the United Kingdom and as a member of the board of directors of CorEvitas, LLC, a private company providing specialized patient registries and curated data sources. He is also currently a board member at EveryLife Foundation for Rare Diseases. Dr. Ray holds a B.Sc. with Honours in Immunology and a M.D. (M.B., Ch.B.) from the University of Edinburgh. He also holds an M.B.A. from the Tuck School of Business at Dartmouth College.

In connection with his appointment, Dr. Ray will be entitled to receive compensation consistent with that of the Company’s other non-employee directors under the Company’s Non-Employee Director Compensation Policy, as such policy may be amended from time to time. In accordance with the Non-Employee Director Compensation Policy, on the Effective Date, Dr. Ray was granted 5,120 restricted stock units and a stock option to purchase up to 9,525 shares of common stock with an exercise price of $78.10, the closing price of the Company’s common stock on The Nasdaq Global Select Market on the Effective Date.

On the Effective Date, the Company entered into an indemnification agreement with Dr. Ray in the form previously filed as Exhibit 10.67 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 15, 2022. The indemnification agreement requires the Company to indemnify Dr. Ray to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified, among other things.

Dr. Ray is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Dr. Ray and any other persons pursuant to which he was selected as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ultragenyx Pharmaceutical Inc.

Date:	April 22, 2022	By:	/s/ Mardi C. Dier
Mardi C. Dier Executive Vice President & Chief Financial Officer